Exhibit 10.1

AMENDMENT No. 2 TO OFFER LETTER AGREEMENT

This AMENDMENT NO. 2 TO OFFER LETTER AGREEMENT (the “Amendment”) is effective as of September 18, 2022 (“Amendment Effective Date”), by and between BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation with a mailing address of 1325 Avenue of Americas, 28th Floor New York, NY 10019(the “Company”), and DR. STACY LINDBORG, an individual, with a mailing address of (the “Executive”).

WITNESSETH:

WHEREAS, Company and Executive entered into that certain Offer Letter Agreement, effective as of June 1, 2020 (as amended, modified and supplemented and as may be amended, restated, modified and supplemented from time to time, the “Agreement”); and

WHEREAS, Company and Executive desire to amend and clarify the terms of their Agreement as provided in this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

1.             The terms of the Agreement are hereby amended as follows:

a.     Paragraph iv of the Agreement is hereby amended by adding new clause (g) as follows, with defined terms having their respective meanings in the Agreement:

(g)   Equity Grant. At the first Governance, Nominating and Compensation Committee (the “Compensation Committee”) meeting that occurs on or after each anniversary of the Effective Date, you shall receive a grant of restricted stock under the Company’s 2014 Stock Incentive Plan (or any successor or other equity plan then maintained by the Company) comprised of up to 35,000 shares of restricted common stock of the Company (such number subject to equitable and proportionate adjustment in the case of a stock split, reverse stock split or similar corporate event as determined by the Compensation Committee in its sole discretion) (the “Equity Grant”). Each Equity Grant shall be contingent upon your execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided you remain continuously employed by the Company from the date of grant through each applicable vesting date. Each Equity Grant shall be subject to accelerated vesting upon a Change of Control (as defined below) of the Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of your termination of employment, you shall retain your right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to you. In addition, you shall be entitled to receive additional equity or equity-based awards, including stock options, as determined by the Board (or the Compensation Committee ) in its sole discretion.

b.     Paragraph iv of the Agreement is hereby amended by adding new clause (h) as follows, with defined terms having their respective meanings in the Agreement:

(h)   “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company, or the exercise of such rights; (D) the right to consent to Company corporate actions; or (E) the exercise of warrants or options.

2.             Except as above amended, the Agreement is and shall remain in full force and effect and binding upon the parties.

3.             This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy hereof.

4.             This Amendment shall be governed under the laws of the State of New York.

IN WITNESS WHEREOF, this Amendment has been executed as of the Amendment Effective Date.

THE COMPANY:

BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President and Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Stacy Lindborg
Name: Stacy Lindborg